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                                                                    EXHIBIT 11.1

                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                                                           Period Ended                Period Ended
                                                                        September 30, 1998           September 30, 1997

                                                                           Three Months                  Three Months

Weighted average number of share outstanding                                18,482,440                     15,519,577

Total common and common equivalent shares                                   19,919,107                     16,864,440

Net Income for the period                                                  $   255,906                    $   758,983

Weighted average number of share outstanding                                18,482,440                     15,519,577

Earnings per share - basic                                                 $      0.01                    $      0.05

Net Income for the period                                                  $   255,906                    $   758,983

Total common and common equivalent shares                                   19,919,107                     16,864,440

Earnings per share - fully diluted                                         $      0.01                    $      0.05

Earnings per share:

Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.